Exhibit 99.1

NEWS RELEASE

Tuesday, December 21, 2004 6:00 a.m. ET

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

FLOTEK EXECUTES AGREEMENT TO PURCHASE SPIDLE SALES & SERVICES, INC:

ACQUISITION BROADENS FLOTEK’S DRILLING PRODUCTS BUSINESS

HOUSTON, Dec. 21, 2004 – Flotek Industries, Inc. (FLTK.OB), announced the signing of a definitive agreement to purchase the stock of privately held Spidle Sales and Services, Inc., for $8 million in cash, debt and stock on December 20th, 2004. The deal is anticipated to close during January 2005.

Spidle Sales and Services, Inc., (“Spidle”) is one of the premier downhole tool companies with rental, sales and manufacturing operations throughout the Rocky Mountains. Spidle, www.spidle.com, serves both the domestic and international downhole tool markets with a customer base extending into Canada, Mexico, South America, Europe, Asia and Africa. Spidle serves the energy, mining, water and industrial drilling sectors.

“The addition of Spidle to our Drilling Products Group is consistent with our strategy to grow our core businesses”, stated Jerry D. Dumas, Sr., Chairman and Chief Executive Officer of Flotek. “The retention of Spidle’s strong management team, outstanding market reputation and geographic positioning will enhance our drilling products segment and provide greater market penetration and geographic expansion for all our product lines. The acquisition allows us to further accelerate cross-selling opportunities that currently exist among our specialty chemical, production and drilling products businesses.”

Agee Spidle, President and Founder of Spidle Sales and Services, Inc., stated “Flotek shares our views and philosophy of customer service. I look enthusiastically to the benefits this business combination will provide to our customers and employees.”

More detail will be available in the Company’s 8-Ks to be filed with the SEC. For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.